Exhibit 5 and 23.1

[INNOVO GROUP INC. LETTERHEAD]

July 28, 2004

Ladies and Gentlemen:

      I refer to the registration statement on Form S-8 (the "Registration Statement") to be filed by Innovo Group Inc. (the "Company") with the Securities and Exchange Commission on or about July 29, 2004 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,265,172 shares (the "Shares") of common stock of the Company, par value $0.10 per share (the "Common Stock"), by the Company pursuant to the Innovo Group Inc. 2004 Stock Incentive Plan (the "Plan"). As General Counsel of the Company, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, public documents and other documents, and have reviewed such questions of law, as I considered necessary or appropriate for the purposes of this opinion.

      In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which have not been independently established or verified, I have relied upon statements and representations of officers and other representations of the Company and others.

      Upon the basis of such examination, and in reliance thereon, it is my opinion that:

      1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

      2. The issuance of the Shares has been duly authorized by the Company and the Plan has been duly adopted and authorized by the board of directors and the stockholders of the Company, and when (i) the Registration Statement shall have been filed with the Securities and Exchange Commission under the Act and (ii) upon payment of the consideration and termination or lapse of any restrictions set forth in any award agreement under the Plan, and delivery of the certificate evidencing the Shares so acquired, the Shares will be legally issued, fully paid and non-assessable.

      I am admitted to practice only in the State of Tennessee. The opinions set forth herein are limited to matters of the General Corporation Law of Delaware and the federal securities laws of the United States of America to the extent specifically referred to herein.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving said consent, I do not admit that I am included in the category of person whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ Dustin A. Huffine

                                                Dustin A. Huffine, Esq.
                                                General Counsel